Exhibit 10.1

Execution Copy

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of December 29, 2021 by and between Lawson Products, Inc., a Delaware corporation (“Parent”), and Luther King Capital Management Corporation, a Delaware corporation (the “Voting Party”).

WHEREAS, concurrently with the execution of this Agreement, (i) 301 HW Opus Investors, LLC, a Delaware limited liability company (the “Gexpro Stockholder”), 301 HW Opus Holdings, Inc., Delaware corporation (“Gexpro”), Parent and Gulf Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Gexpro Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Gexpro Merger Agreement”), pursuant to which Gexpro Merger Sub will be merged with and into Gexpro (the “Gexpro Merger”), with Gexpro continuing as the surviving entity following the Gexpro Merger; and (ii) LKCM TE Investors, LLC, a Delaware limited liability company (“TestEquity Equityholder”), TestEquity Acquisition, LLC, a Delaware limited liability company (“TestEquity”), Parent and Tide Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“TestEquity Merger Sub” and together with the Gexpro Merger Sub, the “Merger Subs”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “TestEquity Merger Agreement”, and together with the Gexpro Merger Agreement, the “Merger Agreements”), pursuant to which TestEquity Merger Sub will be merged with and into TestEquity (the “TestEquity Merger”, and together with the Gexpro Merger, the “Mergers”), with TestEquity continuing as the surviving entity following the TestEquity Merger;

WHEREAS, Gexpro, Gexpro Stockholder, TestEquity and TestEquity Equityholder are Affiliates of the Voting Party, which is also the beneficial owner of Voting Shares (as defined below), including through certain Affiliates of the Voting Party; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreements, Parent has required that the Voting Party execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein the term “Voting Shares” shall mean all securities of Parent beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by the Voting Party or any other Excluded Company Party, including any and all securities of Parent acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreements, as applicable.

2. Representations and Warranties of the Voting Party. The Voting Party hereby represents and warrants to Parent as follows:

a. Authority. The Voting Party has all requisite power and authority to enter into this Agreement, to perform fully the Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Voting Party. This Agreement constitutes a valid and binding obligation of the Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of the Voting Party is required in connection with the execution, delivery and performance of this Agreement, other than as may be required under applicable securities Laws.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, the Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Voting Party or to the Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. The Voting Party (i) Beneficially Owns 4,350,556 Voting Shares free and clear of all Liens, other than (A) Liens created by this Agreement, (B) Liens imposed by applicable securities Laws and (C) Liens that would not reasonably be expected to prevent or delay the consummation of the Mergers or that would not reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement (collectively, the “Permitted Liens”) and (ii) has the sole power to vote or caused to be voted such Voting Shares. Except for the Permitted Liens or pledges that do not impair or restrict the Voting Party’s power to vote or cause to be voted any Voting Shares in accordance with this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Voting Party, any of its Affiliates or any other Excluded Company Party is a party relating to the pledge, acquisition, disposition, transfer or voting of the Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. The Voting Party does not Beneficially Own (x) any Voting Shares other than the 4,350,556 Voting Shares reported on the Schedule 13D/A filed with the U.S. Securities and Exchange Commission by the Voting Party and the other Excluded Company Parties on May 17, 2021 or (y) any options, warrants or other rights to acquire any additional shares of common stock of Parent (“Parent Common Stock”) or any security exercisable for or convertible into shares of Parent Common Stock (collectively, “Options”).

e. No Litigation. There is no Action pending against, or, to the knowledge of the Voting Party, threatened against, the Voting Party or any of its Affiliates that would reasonably be expected to materially impair or materially adversely affect the ability of the Voting Party to perform its obligations hereunder.

3. Agreement to Vote Shares. The Voting Party agrees during the term of this Agreement to vote or cause to be voted (including by each other Excluded Company Party) the Voting Shares at every meeting of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof: (a) in favor of (i) the Transaction Agreements and the Transactions (including the Share Issuances and the Mergers) and (ii) any proposal to adjourn or postpone such meeting of stockholders of Parent to a later date or dates to solicit additional proxies if there are insufficient votes, or insufficient Parent Common Shares present, to approve the Transaction Agreements or the Transactions (including the Share Issuances and the Mergers), or to ensure that any supplement or amendment to the Proxy Statement is timely provided to Parent’s stockholders; and (b) against any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s or Merger Subs’ conditions under the Merger Agreements or change in any manner the voting rights of any class of shares of Parent (including any amendments to Parent’s certificate of incorporation or bylaws other than in connection with the Mergers).

4. No Voting Trust or Other Arrangement. The Voting Party agrees that during the term of this Agreement the Voting Party will not, and will not permit any entity under the Voting Party’s direct or indirect control (a “Controlled Affiliate”) to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. For the avoidance of doubt, each Excluded Company Party shall be deemed to be a Controlled Affiliate for all purposes of this Agreement.

5. Transfer and Encumbrance. The Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”), or permit any Controlled Affiliate to Transfer, any of the Voting Shares or enter into, or permit any Controlled Affiliate to enter into, any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Voting Shares or the Voting Party’s or any Controlled Affiliate’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by the Voting Party or any Controlled Affiliate, on the one hand, to another Controlled Affiliate, on the other hand (such a Transfer, a “Permitted Transfer”). Parent and the Voting Party acknowledge and agree that any Voting Shares subject to a Permitted Transfer shall remain subject to the covenants and restrictions contemplated herein during the term of this Agreement.

6. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time of the Mergers; and (b) the termination of the Merger Agreements. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party of liability for any willful breach of this Agreement occurring prior to the termination of this Agreement.

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

If to the Voting Party, addressed as follows:	with a copy to (which shall not constitute notice):

Luther King Capital Management Corporation 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102 Attention: Jacob Smith Email: jsmith@lkcm.com	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 Attention: Andrew J. Noreuil, Ryan H. Ferris Email:anoreuil@mayerbrown.com, rferris@mayerbrown.com

If to Parent, addressed as follows:	with a copy to (which shall not constitute notice):

c/o Lawson Products, Inc. 8770 West Bryn Mawr Avenue, Suite 900 Chicago, Illinois 60631 Attention: Rick Pufpaf Email: rick.pufpaf@lawsonproducts.com	Jenner & Block LLP 353 North Clark Street Chicago, Illinois 600654 Attention: H. Kurt von Moltke, Brian R. Boch, Jeremy A. Casper Email:kvonmoltke@jenner.com, bboch@jenner.com, jcasper@jenner.com

10. Miscellaneous.

a. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any Laws of the State of Delaware that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In the event any party to this Agreement commences any Action in connection with or relating to this Agreement or any matters described or contemplated herein or therein, the parties to this Agreement hereby (i) agree that any Action shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate courts therefrom in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (ii) agree that in the event of any such Action, such parties will consent and submit to personal jurisdiction in any such court described in clause (i) of this Section 10(a) and to service of process upon them in accordance with the rules and statutes governing service of process; (iii) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such Action in any such court or that any such Action was brought in an inconvenient forum; (iv) agree as an alternative method of service to service of process in any Action by mailing of copies thereof to such Party at its address set forth in Section 9 for communications to such party; (v) agree that any service made as provided herein shall be effective and binding service in every respect; and (vi) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Law.

b. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(b).

c. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

d. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

e. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT:

LAWSON PRODUCTS, INC.

By:	/s/ Michael G. DeCata
Name:	Michael G. DeCata
Title:	President and Chief Executive Officer

Signature Page to Voting Agreement

VOTING PARTY:

LUTHER KING CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jacob Smith
Name:	Jacob Smith
Title:	Principal, General Counsel and COO

Signature Page to Voting Agreement